Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-153771 on Form S-8 of Bank of America Corporation and the Registration Statement No. 333-41425 and No. 333-85421 of Merrill Lynch & Co., Inc. each on Form S-8 of our report dated June 26, 2009 relating to the statement of net assets available for benefits of the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan as of December 31, 2008, appearing in this Annual Report on Form 11-K of the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

New York, New York
June 22, 2010

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